UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

iShares, Inc.

iShares Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Call Script/Talking Points for Bank of New York Mellon

I’m calling to let you know that US iShares Funds is in the middle of an important shareholder proxy solicitation effort and they have not yet received your vote.

•	Have you received the proxy materials?

•	If they have not received the materials, ask them to confirm an email where we can send a proxy card.

•	Would you like to participate in the vote?

•

Please contact proxy solicitor, Broadridge Financial Solutions, Inc., at 1-866-450-8471. Representatives are available Monday through Friday 9:30 AM to 12:00 Midnight (EST), and Saturday from 10:00 AM to 9:00 PM (EST).

•	Mail, automated telephone, or internet, as further detailed on each proxy card.

Dear iShares Shareholder,

The iShares Funds recently contacted you regarding a Special Meeting of Shareholders (to approve a new investment advisory agreement for all iShares Funds and to approve a change in the classification of the investment objective for certain iShares Funds.

We have not yet received your vote.

Shareholder action is required to approve a new investment advisory agreement for each iShares Fund to ensure that each iShares Fund continues to operate without interruption. We urge you to vote as soon as possible in order for your iShares Fund(s) to obtain a sufficient number of votes.

Three independent entities recommend that shareholders vote in favor of the two proposals:

•	The Boards of Directors/Trustees of the iShares Funds, which are over 75% independent and oversee the iShares Funds on behalf of shareholders.

•	RiskMetrics Group’s ISS Governance Services Unit and Glass-Lewis & Co., two independent proxy advisory firms.

To vote your shares, please call 1-866-450-8471. Representatives are available Monday through Friday 9:30 AM to 12:00 Midnight (EST), and Saturday from 10:00 AM to 9:00 PM (EST). If you have any questions regarding your account or iShares holdings, please call your Bank of New York Mellon Representative. Thank you for your prompt attention to this important matter.

ISHA-ADJ-002